                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 14, 2002

                       Atlas Air Worldwide Holdings, Inc.
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             (Exact name of registrant as specified in its charter)


                Delaware                 0-25732               13-4146982
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       (State or other jurisdiction    (Commission             (IRS Employer
            of incorporation)          File Number)         Identification No.)


      2000 Westchester Avenue, Purchase, New York                 10577
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       (Address of principal executive offices)                 (Zip Code)

       Registrant's telephone number, including area code: (914) 701-8000
                                                           --------------


--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)


                                 Atlas Air, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Delaware                    0-25732                   84-1207329
--------------------------------------------------------------------------------
 (State or other jurisdiction        (Commission               (IRS Employer
      of incorporation)              File Number)            Identification No.)

      2000 Westchester Avenue, Purchase, New York                 10577
--------------------------------------------------------------------------------
        (Address of principal executive offices)                (Zip Code)


       Registrant's telephone number, including area code: (914) 701-8000
                                                           --------------


--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)


This combined Form 8-K is separately filed by Atlas Air Worldwide Holdings, Inc. and Atlas Air, Inc. Information contained herein relating to any individual registrant is filed by such registrant on its behalf. No registrant makes any representation as to information relating to any other registrant.

ITEM 5. Other Events.

INTRODUCTION

Atlas Air Worldwide Holdings, Inc. (the "Company" or "we" or "us" or "our") announced in its press release dated October 16, 2002, filed as an Exhibit to its Current Report on Form 8-K filed on October 16, 2002, that it will restate financial results for fiscal years 2000 and 2001 and, as appropriate, re-audit prior periods as a result of its determination that adjustments must be made in certain areas.

We are continuing to conduct a systematic review of our financial records and accounting policies and practices in consultation with our new auditors, Ernst & Young LLP ("E&Y"). In addition, we have under way a review of our internal controls for financial reporting purposes. We will attempt to conclude these reviews promptly; however, as a result of the re-audit of financial data for the prior two fiscal years, we anticipate the completion of audited financial statements for fiscal 2002 and the filing of our Quarterly Report on Form 10-Q for the third quarter of 2002 to occur in early 2003. Consequently, on November 14, 2002, we filed Form 12b-25 with the Securities and Exchange Commission ("SEC"), notifying the SEC of the reasons why we are unable to file our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 on a timely basis.

This Current Report on Form 8-K contains additional financial disclosure and certain operating statistics, including discussions about the expected restatement of our results, liquidity and capital resources and the status of certain commitments and contingencies. We will file our third quarter 2002 Form 10-Q once we have completed our analyses of our expected restatement described above. We have not provided any of the exhibits required by Form 10-Q and will file those items at the time we make such quarterly filing.

The Board of Directors has authorized an Independent Committee (the "Independent Committee") of the Board to review the facts and circumstances relating to the re-audit of financial results described in the announcement and to consider and recommend any changes or additions to our accounting policies, procedures and controls. The Independent Committee expects to proceed in an expeditious manner and has retained independent counsel to assist it with the review. We have informed the staff of the SEC of the Independent Committee's review.

REVIEW OF THIRD QUARTER FINANCIAL STATEMENTS

We cannot provide at this time the full detail on our third-quarter results due to the expected restatement of financial information covering the years 2000 and 2001 and for the quarters ended March 31, and June 30, 2002. E&Y has informed us that due to the identification of the adjustments which we believe are required to be made in our financial statements and the ongoing systematic review by us and E&Y of our accounting policies and practices, E&Y is not able to complete, as of the date of this Report, all the procedures necessary to finalize its review of the financial statements to be included in the September 30, 2002 Report on Form 10-Q required to be filed with the SEC under the federal securities laws. We anticipate filing the Quarterly Report Form 10-Q for the quarter ended September 30, 2002 in early 2003.

RESULTS OF OPERATIONS

Until we determine the adjustments required by the restatement, we are not in a position to determine the impact on the results of operations for the three and nine months ended September 30, 2002 and 2001.

As part of this Current Report on Form 8-K, we have provided the following comparative statistical data and analysis of revenue, which are not expected to be affected by the restatements, for the three months ended September 30, 2002 and 2001.

                                                          2002(1)            2001
                                                       ------------      ------------
ATLAS AIR WORLDWIDE HOLDINGS, INC.
       Block Hours: Total                                    36,939            24,125
          ACMI services                                      15,296            22,822
          Hub services                                        3,453               422
          Scheduled service                                   9,298                --
          Charter and other services                          8,892               881
       Dry Lease hours                                        2,664               987

                                                          2002(1)            2001
                                                       ------------      ------------
ATLAS AIR, INC.
       Block Hours: Total                                    24,404            24,125
          ACMI services (2)                                  14,581            22,822
          Hub services                                        3,453               422
          Charter and other services (3)                      6,370               881
       Dry Lease hours (4)                                    4,564               987

POLAR AIR CARGO, INC. (SCHEDULED SERVICE) (5)
       Revenue Ton Miles (000's)                            320,930                --
       Available Ton Miles (000's)                          535,216                --
       Load Factor                                             60.0%               --
       Yield per RTM (cents)                                  28.63                --
       Revenue per ATM (cents)                                17.17                --
AIRCRAFT AT END OF PERIOD
          Atlas Air, Inc. (6)                                    39                37
          Polar Air Cargo, Inc. (7)                              12                --
              Total operating aircraft                           51                37


(1) 2002 operating statistics include Polar Air Cargo, Inc. (a wholly owned subsidiary acquired November 1, 2001) whereas 2001 statistics do not.

(2) Wet-leases to Polar were 2% of total Atlas Air, Inc.'s ACMI services block hours in Q3, 2002 and 0% in Q3, 2001.

(3) Charters to Polar represented 11% of total Atlas Air, Inc. charter block hours in Q3, 2002.

(4) Dry-leases to Polar were 51% of total Atlas Air, Inc. dry lease block hours in Q3, 2002 and 0% in Q3, 2001. Dry lease block hours are excluded from total operated block hours.

(5) Scheduled service statistics are prior to revenue eliminations resulting from consolidation.

(6) Total Atlas aircraft include one parked aircraft and eight aircraft that are dry-leased to other carriers (five of which were dry-leased to Polar) in Q3, 2002 and two parked aircraft in Q3, 2001.

(7) Total Polar aircraft include one parked aircraft and one that was dry-leased to another carrier. In addition one B747-200 was added under an operating lease in Q3, 2002. Rents are paid on a per flight hour basis.

                                              THREE MONTHS ENDED                              PERCENT
(in millions)                               2002             2001          DIFFERENCE         VARIANCE
                                        ------------     ------------     ------------      ------------
     Operating Revenue:
        Contract Services               $      103.1     $      142.8     $      (39.7)             -28%
        Charter Services                        87.4              4.6             82.8              1800%
        Scheduled Service                       89.9               --             89.9                --
        Other                                   10.4              3.3              7.1               215%
                                        ------------     ------------     ------------      ------------
     Total Operating Revenue            $      290.8     $      150.7     $      140.1                93%

Total operating revenues increased $140.1 million, or 93.0 percent, in the third quarter of 2002 from the same period last year due in large part to the 2002 inclusion of Polar Air Cargo, Inc.'s ("Polar") revenues. At Atlas Air, revenues were up $20.9 million, as strong commercial and military charter activity offset contract service revenue declines.

Contracted revenues were $103.1 million during the third quarter or 35.5 percent of the total operating revenue for the quarter as compared to $142.8 for the same period in 2001. ACMI block hours decreased 33% from the same period last year.

Charter revenues were $87.4 million during the third quarter or 30.1 percent of the total operating revenue for the quarter as compared to $4.6 million for the same period in 2001. The increase of $82.8 million is primarily due to increased charter demand from both commercial and military customers, which are typically the highest unit revenues we offer. Polar's operation contributed $27.8 million of military charter revenue and $8.1 million of commercial charter revenue in the third quarter 2002. Military charters are awarded within 45 days in advance of flight, making forecasting difficult. There can be no assurance that the US Government will continue military missions or that commercial demand will remain at the same levels in the future.

Scheduled service revenues were $89.9 million during the third quarter or 30.9 percent of our total operating revenue. There were no scheduled service revenues last year since these revenues were derived from Polar's operations which were acquired on November 1, 2001. The scheduled service traffic (revenue ton-miles) were 320.9 million on total capacity of 535.2 million available ton-miles. Third quarter load factor was 60 percent with a 28.63 cent yield (the average rate a customer pays to ship one ton one mile). Polar's Scheduled Service revenues


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for the quarter ended September 30, 2001 are presented, for comparative purposes only, in the following table:


                                                                                       POLAR AIR CARGO, INC.
                                                                       THREE MONTHS ENDED                               PERCENT
                                                                     2002              2001           DIFFERENCE        VARIANCE
                                                                 ------------      ------------      ------------     ------------

Scheduled Service Revenue (millions) (1)                         $       91.9      $       38.0      $       53.9            141.8%
Yield (cents) (2)                                                       28.63             22.70              5.93             26.1%
Load Factor                                                              60.0%             60.8%             -0.8%            -1.3%
Capacity in terms of Available Ton-Miles (millions)                   535,216           275,458           259,758             94.3%

(1) 2002 includes approximately $2.0 million of Scheduled Service Revenue from Atlas Air.

(2) Purchase Block Space Agreement represents 1.63 cents of the 5.93 cent increase.

OUTLOOK

As disclosed in our October 16, 2002 press release, the Company currently expects fourth quarter activity to result in a record revenue performance for both Atlas Air and the Company as a whole. In order to meet the expected heavy demand in the fourth quarter, the Company has or is in the process of reactivating all but one of the six aircraft that were parked by Atlas Air at the end of the second quarter. Since the close of the third quarter, China Southern airlines announced a new service between China and Europe using a wet-leased Atlas Air aircraft. China Southern was one of three existing ACMI contracts, which we had previously indicated were expiring in 2002. Of those three contracts, one has not renewed, a second, China Southern, has signed a new ACMI agreement (see above) and the third contract has expired but we continue our efforts to re-sign. Our discussions with China Southern have resulted in two additional wet-lease agreements that commence late in the fourth quarter of 2002.

As noted above, the September - December period is traditionally a period of peak activity in the global cargo market. We expect this to be the case this year. In addition, disruptions caused by the October 2002 work stoppage at certain West coast ports, and the continued strong demand in charter activity by the US military, are having a positive impact on the market for air cargo carriers. We currently expect that consolidated block hour production during this period, which does not include dry lease hours, will be in the 45 to 47 thousand range.

In terms of the outlook for the first quarter of 2003, we normally experience a seasonal reduction in block hour production. However, this trend may be offset, in part, by continued high levels of charter activity by the US Military and a continuing disruption caused by a work stoppage or slowdown at certain West coast ports.

We are currently unable to determine the impact of the re-audit and the restatement of prior period financials on our financial results for fiscal 2002.

OVERVIEW OF LIQUIDITY

LIQUIDITY

As of September 30, 2002, we had $204.1 million in cash and investments, including $180.5 million at Atlas Air. The contractual nature of our debt and lease obligations is such that first and third quarter payments are significantly larger than those in the second and fourth quarters. In addition, our business is highly seasonal, with peak revenue activity typically occurring in the second half of the year, particularly in the fourth quarter.

At September 30, 2002 our outstanding long-term debt, including the current portion, amounted to $958.9 million on a consolidated basis and $933.9 million at Atlas Air. On that date, total future payments of long-term lease obligations amounted to $3.2 billion on a consolidated basis and $2.4 billion at Atlas Air. We believe that our current cash and investment balances, together with cash flow from operations, will be sufficient to meet our anticipated liquidity needs for the next twelve months. Based on the current conditions in the aviation industry and the global economy, however, positive cash flow from operations over a similar time frame cannot be assured. To the extent that operating cash flow and cash and investments on hand prove insufficient to fund planned operating activities, to service our debt and to meet our lease obligations, we would be required to sell assets and/or engage in refinancing to meet any such deficiency. There can be no assurance that any such refinancing or sale of assets could be realized, or, if realized, could be obtained on terms favorable to the Company.

During the second and third quarters, certain terms of Atlas Air's Aircraft Loan Facility and its AFL III term loan (the "credit facilities") were amended. The amendments primarily focused on easing the minimum liquidity and consolidated net worth covenants and revising the leverage and interest coverage ratios through December 31, 2002.

Although we will not have complete financials for the quarter ended September 30, 2002 until the adjustments required by the restatement are identified, we expect that we will not be in compliance with certain of the covenants contained in the credit facilities. We are currently in discussions with our lenders seeking a waiver of certain covenants through December 31, 2002 in order to give us time to assess the impact of the restatement and to set future covenant levels accordingly, and we are hopeful that our lenders will continue to work with us as they have done to date; however, there can be no assurance that any such waiver will be granted on terms favorable to us. If we were unable to obtain a waiver of covenant violations, the lenders would be entitled to require immediate repayment of all amounts outstanding under the credit facilities. In addition, other debt instruments include covenants and cross-default or cross acceleration provisions pursuant to which a default or acceleration under one instrument may cause a default under one or more other instruments. In the event that lenders choose to accelerate payment of a substantial portion of our debt, our ongoing viability would be seriously threatened, and we would be forced to evaluate a number of strategic alternatives, including, but not limited to, a debt restructuring or other reorganization, a curtailment of capital spending, a further reduction in expenses and a modification to our planned operations, or the sale of certain or all of our assets in order to continue to fund our operations.

COMMITMENTS AND CONTINGENCIES

COMMITMENTS

Boeing 747-400 Purchase Agreement

We have two aircraft deliveries remaining with respect to our Boeing 747-400 Purchase Agreement; one is scheduled for delivery in November 2002, and one in October 2003. The Company has no obligations or commitments with respect to additional new aircraft deliveries beyond those noted above.

With respect to the November 2002 delivery, we have secured a commitment from Boeing Capital Corporation ("Boeing Capital") for a 20-year operating lease. Under the terms of the Boeing Capital financing, $6.0 million in previously paid aircraft deposits will be returned to Atlas in the fourth quarter of 2002.

With respect to the October 2003 aircraft, Atlas Air is required to make a further $21.4 million in purchase deposits. Boeing agreed to modify the payment profile of these deposits. Atlas Air had previously been required to pay $15.6 million in deposits in the second half of 2002 and a further $5.8 million in January of 2003. The entire $21.4 million is now payable in four equal installments between February and May 2003.

CONTINGENCIES

The following disclosure is intended as a supplement to Item 1 of Part II to our Form 10-Q, filed for the quarter ended June 30, 2002, and only purports to disclose those legal contingency matters for which there was a material change since the last reporting period.

Legal Proceedings

On October 18, 2002, a Class Action Complaint titled Weinberg v. Atlas Air Worldwide Holdings, Inc., Richard H. Shuyler, James T. Matheny, Brian Rowe, Douglas A. Carty, Stuart G. Weinroth, and Morgan Stanley Dean Witter, No. 02 CV 8334 (CM), was filed against the Company and five of its senior officers and directors in the United States District Court for the Southern District of New York on behalf of purchasers of the Company's common stock during the period April 18, 2000 through October 15, 2002, inclusive (the "Class Period"), including shares purchased pursuant or traceable to May 2000 and September 2000 prospectuses for public offerings of the Company's common shares. The action charges that the defendants violated federal securities laws by issuing a series of materially false and misleading statements to the market throughout the Class Period, which statements had the effect of artificially inflating the market price of the Company's securities.

On October 22, 2002, a Class Action Complaint titled Foxhall v. Atlas Air Worldwide Holdings, Inc., f/k/a Atlas Air, Inc., Richard H. Shuyler, Brian H. Rowe, Douglas A. Carty, Stanley J. Gadek, James T. Matheny and Stuart G.

Weinroth, No. 02 CV 8455 (__), was filed against the Company and six of its senior officers and directors in the United States District Court for the Southern District of New York on behalf of purchasers of the Company's common stock during the period April 18, 2000 through October 15, 2002, inclusive (the "Class Period"), including shares purchased or traceable to May 2000 and September 2000 prospectuses for public offerings of the Company's common shares. The action charges that the defendants violated the federal securities laws by issuing a series of materially false and misleading statements to the market throughout the Class Period, which statements had the effect of artificially inflating the market price of the Company's securities.

On October 24, 2002, a Class Action Complaint titled Ingoglia v. Atlas Air Worldwide Holdings, Inc., Brian Rowe, Richard H. Shuyler and Douglas Carty, No. 02 CV 8482 (__), was filed against the Company and three of its senior officers and directors in the United States District Court for the Southern District of New York on behalf of purchasers of the Company's common stock during the period April 18, 2000 through October 15, 2002, inclusive (the "Class Period). The action charges that the defendants violated federal securities laws by issuing a series of materially false and misleading statements to the market throughout the Class Period, which statements had the effect of artificially inflating the market price of the Company's securities.

On October 25, 2002, a Class Action Complaint titled Barry Zemel CPA Money Purchase Plan & Trust dtd 2/1/89 v. Atlas Air Worldwide Holdings, Inc., Brian Rowe, Richard H. Shuyler, Douglas Carty, James Matheny, Stan Gadek and Stuart Weinroth, No. 02 CV 8566 (__), was filed against the Company and six of its senior officers and directors in the United States District Court for the Southern District of New York on behalf of purchasers of the Company's common stock during the period April 18, 2000 through October 15, 2002, inclusive (the "Class Period"). The action charges that the defendants violated federal securities laws by issuing a series of materially false and misleading statements to the market throughout the Class Period, which statements had the effect of artificially inflating the market price of the Company's securities.

On October 25, 2002, a Class Action Complaint titled Colby v. Atlas Air Worldwide Holdings, Inc., f/k/a Atlas Air, Inc., Richard H. Shuyler, Brian H. Rowe, Douglas A. Carty, Stanley J. Gadek, James T. Matheny and Stuart G. Weinroth, No. 02 CV 8566 (__), was filed against the Company and six of its senior officers and directors in the United States District Court for the Southern District of New York on behalf of purchasers of the Company's common stock during the period April 18, 2000 through October 15, 2002, inclusive (the "Class Period"). The action charges that the defendants violated federal securities laws by issuing a series of materially false and misleading statements to the market throughout the Class Period, which statements had the effect of artificially inflating the market price of the Company's securities.

On October 25, 2002, a complaint titled Whitford v. Linda Chowdry, Lawrence W. Clarkson, Richard A. Galbraith, Stephen A. Greene, David K.P. Li, James T. Matheny, Brian H. Rowe, Richard H. Shuyler and Ronald B. Woodard, Defendants, and Atlas Air, Inc., as Nominal Defendant, No. 02-18765, was filed derivatively on behalf of the Company against the members of the Company's Board of Directors in the Supreme Court of New York, Westchester, County. The action charges that the defendants violated (1) their fiduciary duties of loyalty and good faith,
(2) Generally Accepted Accounting Principles, (3) the Company's Audit Committee Charter by failing to implement and maintain an adequate internal accounting control system, and that Linda Chowdry further breached her fiduciary duties of loyalty and good faith by using material non-public information to sell shares of the Company's stock at artificially inflated prices. The Company is not aware of any prior demand for corporate action by Plaintiff Whitford.

Given the current environment, the Company anticipates that additional lawsuits against the Company and its officers, directors and/or employees, and possibly others, including its independent auditors, underwriters and financial advisors, will be commenced on behalf of purchasers of the Company's securities. Such lawsuits may take the form of individual actions, class actions or derivative lawsuits.

FORWARD LOOKING INFORMATION

This Current Report on Form 8-K contains projections and other forward-looking statements that involve assumptions, risks and uncertainties. Readers are cautioned not to place undue reliance on these statements, which speak only as of the day of this Report. These statements are inherently uncertain, and readers must recognize that our actual results may differ materially from our expectations. Further, we undertake no duty to update any of these forward-looking statements. Readers are referred to the documents filed by Atlas Air Worldwide Holdings, Inc. (together with its affiliates, "Atlas", "we" or "us") with the Securities and Exchange Commission, specifically our Annual Report on Form 10-K for the year ended December 31, 2001, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002 and our Current Reports on Form 8-K dated October 16 and October 18, 2002, which identify important risk factors that could cause our actual results to differ from those contained in the forward-looking statements. Other factors that may affect our plans or results include, without limitation, the outcome of various legal actions brought against Atlas, the filing of additional lawsuits against us, the nature, scope and results of the Company's internal accounting investigation and the restatement of its financial statements, the outcome of the SEC's informal inquiry concerning our decision to initiate a re-audit of our financial statements for 2000 and 2001, our ability to obtain waivers of certain financial and non-financial covenants from our lenders, significant changes in fuel prices and other operating and maintenance expenses and the availability and cost of war and terrorism risk and other insurance for the Company.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    ATLAS AIR WORLDWIDE HOLDINGS, INC.



DATE: November 14, 2002
                                    By: /s/ Douglas A. Carty
                                        ----------------------------------------
                                    Douglas A. Carty
                                    Senior Vice President and Chief Financial
                                    Officer



                                    ATLAS AIR, INC.



DATE: November 14, 2002
                                    By: /s/ Douglas A. Carty
                                        ----------------------------------------
                                    Douglas A. Carty
                                    Senior Vice President and Chief Financial
                                    Officer